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                                                                     Exhibit 5.1

[Logo of Reed Smith]




                                 April 12, 2002

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, PA  15221

                  Re: Registration Statement No. 333-77048; Post Effective Amendment No. 1 on Form S-8 to Form S-4 for Novametrix Medical Systems Inc. 1990 Stock Option Plan, Novametrix Medical Systems Inc. 1994 Stock Option Plan, Novametrix Medical Systems Inc. 1997 Long Term Incentive Plan, Novametrix Medical Systems Inc. 1999 Incentive Plan, Novametrix Medical Systems Inc. 2000 Long Term Incentive Plan and Novametrix Medical Systems Inc. President & COO Stock Options
                          ---------------------------------------------------

Gentlemen:

         We have acted as counsel to Respironics, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 416,135 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by certain employees of the Company pursuant to such options granted under the Novametrix Medical Systems Inc. 1990 Stock Option Plan, Novametrix Medical Systems Inc. 1994 Stock Option Plan, Novametrix Medical Systems Inc. 1997 Long Term Incentive Plan, Novametrix Medical Systems Inc. 1999 Incentive Plan, Novametrix Medical Systems Inc. 2000 Long Term Incentive Plan and Novametrix Medical Systems Inc. President & COO Stock Options (collectively the "Plans") assumed by the Company in connection with the merger of Respironics Holdings, Inc., a wholly owned subsidiary of the Company, with and into Novametrix Medical Systems Inc. The Plans provide that either authorized but unissued or treasury shares of Common Stock may be issued and sold to participating employees under the Plans. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued under the Plans will have been duly authorized, validly issued and fully paid at the time of their original issuance.

         In connection with this opinion, we have examined, among other things:

                  (1) the Certificate of Incorporation and Bylaws of the Company, as amended to date;

                  (2) the Agreement and Plan of Merger by and between Respironics Holdings, Inc. and Novametrix Medical Systems Inc. including Guarantee of Respironics, Inc., pursuant to which the Company assumed the stock options granted under the Plans and authorized the issuance of shares pursuant to the exercise of such options; and

                  (3) the Plans, together with the forms of option agreements evidencing the options granted, as currently in effect.

         Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 416,135 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plans have been duly authorized, and upon such issuance in accordance with the provisions of the
Plans such shares will be validly issued, fully paid and nonassessable.
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Respironics, Inc.                                                     Reed Smith
April 12, 2002
Page 2


         In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the State of Delaware and federal laws of the United States of America and the foregoing opinion is limited to such laws.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                  Yours truly,


                                  /s/ Reed Smith LLP
                                  REED SMITH LLP

JGA